Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR SECOND QUARTER FISCAL 2020

Board of Directors Authorizes Five Percent Increase
in Quarterly Cash Dividend

HIGH POINT, N.C. (December 5, 2019) ─ Culp, Inc. (NYSE: CULP) today reported financial and operating results for the second quarter ended November 3, 2019.

Fiscal 2020 Second Quarter Highlights

■
Net sales were $72.6 million, down 5.7 percent over the prior year, with mattress fabrics sales down 4.7 percent, upholstery fabrics sales down 3.2 percent, and home accessories sales down 31.5 percent.

■
Pre-tax income was $4.1 million, compared with $4.3 million for the prior-year period.  The results for the second quarter of last year were $3.7 million excluding restructuring and related charges and credits and other non-recurring items resulting in a net benefit of approximately $543,000.  (See reconciliation table on page 8).

■
Net income attributable to Culp, Inc. shareholders was $2.3 million, or $0.19 per diluted share, compared with net income of $2.9 million, or $0.23 per diluted share, in the prior-year period.  The results for the second quarter of fiscal 2019 include the restructuring and related charges and credits and other non-recurring items noted above.

■
The company’s financial position reflected total cash and investments of $47.2 million and outstanding borrowings totaling $925,000 as of November 3, 2019, for a net cash position of $46.3 million.  (See summary of cash and investments table on page 7).

■
The company announced a five percent increase in its quarterly cash dividend to an annualized $0.42 per share, commencing in the third quarter of fiscal 2020.  Notably, this is the company’s seventh straight year of increasing its annual dividend.

■
Cash flow from operations and free cash flow for the first six months of fiscal 2020 were $8.2 million and $5.6 million, respectively, compared with cash flow from operations and free cash flow of $6.6 million and $3.6 million, respectively, for the prior-year period.  (See reconciliation table on page 7).

Financial Outlook

■
The projection for the third quarter of fiscal 2020 is for overall sales to be comparable to the same period last year.  Pre-tax income for the third quarter of fiscal 2020 is expected to be in the range of $3.2 million to $3.8 million.  Pre-tax income for the third quarter of fiscal 2019 was $4.3 million, which included a net charge of approximately $769,000 in restructuring and related charges and credits and other non-recurring items.  Excluding these charges, pre-tax income for the third quarter of fiscal 2019 was $5.0 million.

■
The company’s performance for the fourth quarter of fiscal 2020 is currently expected to be significantly better than the results achieved in the fourth quarter of fiscal 2019, and as a result, the company’s performance for the second half of fiscal 2020 is currently expected to be better than the results achieved during the second half of fiscal 2019.

■	Free cash flow for fiscal 2020 is expected to be comparable to last year’s results, even with continued uncertainty in the geopolitical environment.

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CULP Announces Results for Second Quarter Fiscal 2020

December 5, 2019

Second Quarter Fiscal 2020 Financial Results

For the second quarter ended November 3, 2019, net sales were $72.6 million, compared with $77.0 million a year ago.  On a pre-tax basis, the company reported income of $4.1 million, compared with pre-tax income of $4.3 million for the prior-year period.  The financial results for the second quarter of fiscal 2019 included a net benefit of approximately $543,000 in restructuring and related charges and credits and other non-recurring items, due mostly to the closure of the company’s Anderson, South Carolina, production facility.  Excluding this net credit, pre-tax income for the second quarter of last year was $3.7 million.

The company reported net income attributable to Culp, Inc. shareholders of $2.3 million, or $0.19 per diluted share, for the second quarter of fiscal 2020, compared with net income of $2.9 million, or $0.23 per diluted share, for the second quarter of fiscal 2019.  The results for the second quarter of fiscal 2019 include the restructuring and related charges and credits and other non-recurring items noted above.

The effective income tax rate for the second quarter of fiscal 2020 was 46.2 percent compared with 29.8 percent for the same period a year ago. The increase in the company’s effective income tax rate reflects a significant increase in the company’s Global Intangible Low Taxed Income (GILTI) Tax, which represents a U.S. income tax on the company’s foreign earnings. The continued shift in mix of taxable income that is mostly earned by the company’s foreign operations located in China and Canada at higher income tax rates in relation to the U.S. has also contributed to this increase in the company’s effective tax rate.  Importantly, income taxes incurred in the U.S. on a cash basis for fiscal 2020 are expected to be minimal due to the projected utilization of the company’s U.S. Federal net operating loss carryforwards.

Commenting on the results, Frank Saxon, chairman and chief executive officer of Culp, Inc., said, “We are pleased with our performance for the second quarter of fiscal 2020.  While we had a modest drop in overall sales compared with the prior-year period, we had an improved operating performance in both our mattress fabrics and upholstery fabrics businesses.  We believe the domestic mattress industry is still working to stabilize from the disruption related to low-cost mattress imports from China, and the  continuing variability in the market is evidenced in recent industry sales reports.  We are monitoring the development and demand trends among our legacy mattress customers and the rapidly growing roll-packed (boxed) bedding segment.  With our broad product mix and flexible manufacturing platform, we have been able to respond to these changing demand trends.  Additionally, while our upholstery fabrics business has been affected by ongoing trade disputes and international tariffs, we were pleased with our ability to make supply chain adjustments to address these challenges and meet the needs of our customers.  We also continued to refine our strategies for Culp Home Accessories, our finished products business, and we believe we are making progress in positioning this business for sequential improvement.  We remain focused on leveraging this new online sales platform to expand our market reach with new products and customers.

“In each of our businesses, we are maintaining our product-driven emphasis with an unwavering commitment to product innovation and creative designs.  With the support of our global platform, we are confident we can sustain our strong competitive advantage and respond to the changing demand trends of our diverse customer base.  Importantly, we have the financial strength to pursue our growth plans and to continue returning funds to our shareholders.  We are proud to announce another dividend increase commencing in the third quarter, marking our seventh consecutive year of increasing the annual dividend,” added Saxon.

Mattress Fabrics Segment

Mattress fabrics sales for the second quarter were $35.5 million, down 4.7 percent compared with $37.2 million for the second quarter of fiscal 2019.

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CULP Announces Results for Second Quarter Fiscal 2020

December 5, 2019

“Our results for the second quarter of fiscal 2020 reflect changing market dynamics as the mattress industry attempts to recover from the turmoil surrounding the influx of Chinese imports and the subsequent anti-dumping measures,” said Iv Culp, president and chief operating officer of Culp.  “While demand is softer in our legacy mattress fabrics business, we experienced very favorable demand trends for mattress covers from customers in the popular and expanding boxed bedding space.  As a result, CLASS, our sewn mattress cover business, delivered an exceptionally strong performance for the second quarter, and we are optimistic about additional opportunities with existing and new customers.  Our robust supply platform for covers, including our production locations in the U.S., Haiti, and Asia, supports diversification and creates a strong competitive advantage for Culp, with the versatility and scalability necessary to serve our customers in an expanding global environment.

“We delivered an improved operating performance for the second quarter despite the modest decline in sales.  Our recent investments in infrastructure and our focused efforts to rationalize both fabric and sewn cover production in the most cost-effective locations improved our operating efficiency.  We also benefited from more favorable raw material prices compared with the second quarter last year.

“Our ability to offer a broad product mix with a relentless commitment to product innovation distinguishes Culp in the marketplace.  The recent addition of a dedicated innovation team ensures we are developing and offering the latest technologies and forward-looking products to our customers.  We have also expanded our creative staff to offer enhanced design capabilities that complement our innovation strategy, and we are releasing a new digital library platform during the third quarter to support our marketing efforts. We are excited about the opportunities to further leverage these capabilities and expand our market reach.

“Looking ahead, we believe Culp is well positioned in the marketplace, especially as conditions improve from the continued decline in China mattress imports and a more stable demand environment for legacy customers.  We are meeting the changing demands of our customers with creative designs, innovative products, and an efficient global platform with the critical abilities to provide vertical product offerings from fabrics to sewn covers.  We also intend to expand the footprint of our CLASS sewn cover operations in Haiti and Asia during the second half of fiscal 2020, giving us further flexibility and capacity for serving the needs of our customers in the boxed bedding space.  We look forward to the opportunities ahead for our mattress fabrics business in fiscal 2020,” said Culp.

Upholstery Fabrics Segment

Sales for this segment were $33.9 million for the second quarter, down 3.2 percent compared with sales of $35.0 million in the second quarter of fiscal 2019.

“Our upholstery fabrics sales were in line with expectations for the second quarter of fiscal 2020,” noted Boyd Chumbley, president of Culp’s upholstery fabrics division.  “The slight drop in sales over the prior-year period reflects the continued soft retail environment for residential furniture, ongoing issues surrounding international trade agreements and the associated tariffs, as well as the loss of a product category due to the closure of the Anderson, South Carolina, production facility during the second quarter of fiscal 2019.

“We are satisfied with the execution of our plans during the second quarter, as we benefited from strong product innovation. We experienced favorable demand trends from our residential furniture customers for our popular line of highly durable, stain-resistant, LiveSmart® performance fabrics.  Our recent introduction of LiveSmart Evolve™, a new line of fabrics featuring the same performance combined with recycled fibers, has been very well received as a product that fulfills the desires of environmentally conscious consumers. We are focused on promoting these brands and are pleased with the strong customer placements for these products following a successful October furniture market.  We also recently launched a new outdoor product line, LiveSmart Outdoor™, which pairs performance with the ability to withstand the outdoor elements.  This product line builds on the strength of our LiveSmart brand and has been well received at recent showings.  Additionally, our overall sales reflect favorable growth trends with our hospitality customers, as we continued to expand our market reach into this segment.  Read Window Products (RWP), our window treatment and installation services business, supports this strategy, and we are optimistic about the future contribution from RWP.  We have also recently strengthened our creative team to further support our commitment to creating innovative products and creative designs that meet the changing demands of our customers.

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CULP Announces Results for Second Quarter Fiscal 2020

December 5, 2019

“Our improved operating performance for the second quarter of fiscal 2020 reflects a more favorable product mix, due to the marketing success of our branded products and the diversification of our customer base to include more hospitality business.  We also benefited from a more favorable currency exchange rate than we experienced a year ago.

“We have made supply chain adjustments and product engineering changes to mitigate the impact of recently imposed tariffs and to meet the needs of our customers.  We continue to develop our strategic partner relationships in Vietnam for additional sourcing of our cut and sewn kits, and we will further pursue this opportunity and other sourcing options to support our valued customers through the ongoing trade disputes between the U.S. and China.

“Going forward, while geopolitical uncertainties remain, we are optimistic about the opportunities for Culp.  We believe we have a strong strategy in place for upholstery fabrics and are well positioned for the long term,” added Chumbley.

Home Accessories Segment

Sales for this segment, which include the operation of eLuxury, Culp’s e-commerce and finished products business offering bedding accessories and home goods, totaled $3.3 million for the second quarter of fiscal 2020, compared with $4.8 million for the second quarter of fiscal 2019.

Commenting on the results, Culp said, “The sales and operating performance for our home accessories segment were in line with expectations, as we further refined our business model.  We are working diligently to execute new strategies with a more aggressive approach to the business-to-business market, along with greater customer diversification and new online retail marketplaces.  We have implemented key initiatives that are already driving improvement and creating greater long-term opportunities.  We also remain dedicated to improving our performance on Amazon, a principal sales channel for our legacy e-commerce business.  As noted in recent press reports, the Amazon marketplace, and many of its trusted third-party sellers, have been affected by new sellers operating outside of Amazon’s normal terms of service.  We are collaboratively discussing several options and rationalizing our offerings to enhance this sales channel. In addition, we continue to develop new products that are synergistic with the company’s core businesses, and we are excited about the opportunity to leverage this sales channel and reach new customers for Culp.”

Balance Sheet

“Maintaining a strong financial position remains one of Culp’s top priorities,” added Ken Bowling, executive vice president and chief financial officer of Culp, Inc.  “We reported $47.2 million in total cash and investments and outstanding borrowings totaling $925,000 as of November 3, 2019, for a net cash position of $46.3 million.  For the first six months of fiscal 2020, we incurred $2.4 million in capital expenditures and spent $2.5 million on regular dividends.  We also generated cash flow from operations of $8.2 million and free cash flow of $5.6 million for the first six months of the year, compared with cash flow from operations of $6.6 million and free cash flow of $3.6 million for the prior-year period (See reconciliation table on page 7).

Dividends and Share Repurchases

The company also announced that the board of directors approved a five percent increase in the company’s quarterly cash dividend to 10.5 cents per share, or 42 cents per share on an annualized basis, marking the seventh straight year of increasing the annual dividend.  The next quarterly payment will be made on January 17, 2020, to shareholders of record as of January 8, 2020.

The company did not repurchase any shares during the second quarter of fiscal 2020, leaving $5.0 million available under the share repurchase program approved by the Board in September 2019.

Since June 2011, the company has returned approximately $66 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

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CULP Announces Results for Second Quarter Fiscal 2020

December 5, 2019

Financial Outlook

Commenting on the outlook for the third quarter of fiscal 2020, Bowling remarked, “We expect overall sales to be comparable to the third quarter of last year.

“We expect mattress fabrics sales to be slightly down and operating income and margins to be moderately down, compared with the third quarter of fiscal 2019.  The third quarter is a traditionally slower sales period and is affected by the loss of multiple weeks of production and distribution for our CLASS cover business as a result of government-mandated holiday shutdowns in Haiti and the timing of Chinese New Year.  The impact of these seasonal shutdowns during this period is greater this year, as compared to the third quarter of fiscal 2019, because the CLASS sewn cover business is a more significant part of our current operations.

“For the fourth quarter of fiscal 2020, we currently expect sales to increase slightly and operating income and margins to be significantly up as compared to the fourth quarter of fiscal 2019.  We anticipate benefits from a return to strong growth for our CLASS cover business, continued improvement in overall industry conditions, and improved operating efficiencies across all product lines.  As a result, we expect sales for the second half of fiscal 2020 to be comparable to sales for the second half of fiscal 2019, and operating income and margins for the period are expected to be moderately higher as compared with the second half of the prior year.

“In our upholstery fabrics segment, we expect third quarter sales and operating income and margins to be comparable to the same period last year.  Similarly, for the second half of fiscal 2020, we also expect sales and operating income and margins to be comparable to the second half of fiscal 2019.

“In our home accessories segment, we expect third quarter sales to be slightly down compared to the third quarter of fiscal 2019, as we continue to refine our strategies and focus on higher margin products. We expect an operating loss for the quarter, but with meaningful improvement as compared to the second quarter of fiscal 2020.  For the fourth quarter, we expect operating performance to be near break-even.

“Considering these factors, as well as increased unallocated corporate expenses due primarily to higher incentive compensation expense as compared to the third quarter of fiscal 2019, the company expects to report pre-tax income for the third quarter of 2020 in the range of $3.2 million to $3.8 million, excluding any restructuring and related charges or credits and impairment charges, if any.  Pre-tax income for last year’s third quarter was $4.3 million, which included a net charge of approximately $769,000 in restructuring and related charges and credits and other non-recurring items. Excluding these charges, pre-tax income for the third quarter of fiscal 2019 was $5.0 million.  The company currently expects our performance for the fourth quarter of fiscal 2020 to be significantly better than the results achieved in the fourth quarter of fiscal 2019, and as a result, our performance for the second half of fiscal 2020 is currently expected to be better than the results achieved during the prior-year period.

“Based on our current budget, capital expenditures for fiscal 2020 are expected to be in the $7.5 million to $8.0 million range.  Additionally, free cash flow for fiscal 2020 is expected to be comparable to last year’s results, even with an uncertain geopolitical environment,” added Bowling.

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers.  Culp has operations located in the United States, Canada, China, and Haiti.

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CULP Announces Results for Second Quarter Fiscal 2020

December 5, 2019

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties that may cause actual events and results to differ materially from such statements.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements to reflect any changes in management’s expectations or any change in the assumptions or circumstances on which such statements are based, whether due to new information, future events, or otherwise.  Forward-looking statements are statements that include projections, expectations, or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “anticipate,” “estimate,” “intend,” “plan,” “project,” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, new product launches, sales, profit margins, profitability, operating income, capital expenditures, working capital levels, income taxes, SG&A or other expenses, pre-tax income, earnings, cash flow, and other performance or liquidity measures, as well as any statements regarding potential acquisitions, future economic or industry trends, or future developments. There can be no assurance that the company will realize these expectations, meet its guidance, or that these beliefs will prove correct.

Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. The future performance of our business depends in part on our success in conducting and finalizing acquisition negotiations and integrating acquired businesses into our existing operations. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in tariffs or trade policy, or changes in the value of the U.S. dollar versus other currencies, could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. In addition, the impact of potential goodwill or intangible asset impairments could affect our financial results. For our home accessories segment, if we are not successful in our refined business model and strategic focus, we may determine that impairment indicators exist, which could result in possible future write-downs in accordance with our policy, as described in our Form 10-Q filed with the Securities and Exchange Commission on September 13, 2019 for the quarterly period ended August 4, 2019.  Finally, increases in market prices for petrochemical products can significantly affect the prices we pay for raw materials, and in turn, increase our operating costs and decrease our profitability.  Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 12, 2019 for the fiscal year ended April 28, 2019, and our subsequent periodic reports filed with the Securities and Exchange Commission.

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CULP Announces Results for Second Quarter Fiscal 2020

December 5, 2019

CULP, INC. Condensed Financial Highlights (Unaudited)
	Three Months Ended		Six Months Ended
	November 3, 2019	October 28, 2018	November 3, 2019	October 28, 2018
Net sales	$72,619,000	$77,006,000	$147,466,000	$148,479,000
Income before income taxes	$4,106,000	$4,275,000	$6,949,000	$6,223,000
Net income attributable to Culp, Inc.	$2,300,000	$2,933,000	$3,638,000	$3,890,000
Net income per share:
Basic	$0.19	$0.23	$0.29	$0.31
Diluted	$0.19	$0.23	$0.29	$0.31
Average shares outstanding:
Basic	12,408,000	12,515,000	12,403,000	12,512,000
Diluted	12,408,000	12,551,000	12,413,000	12,612,000

Summary of Cash and Investments November 3, 2019, October 28, 2018, and April 28, 2019 (Unaudited) (Amounts in Thousands)
	Amounts
	November 3, 2019	October 28, 2018	April 28, 2019 *
Cash and cash equivalents	$47,183	$14,768	$40,008
Short-term investments - Held-To-Maturity	-	26,719	5,001
Total cash and investments	$47,183	$41,487	$45,009

*Derived from audited financial statements.

Reconciliation of Free Cash Flow For the Six Months Ended November 3, 2019 and October 28, 2018 (Unaudited) (Amounts in thousands)

	Six Months Ended November 3, 2019	Six Months Ended October 28, 2018
Net cash provided by operating activities	$8,247	$6,600
Minus: Capital Expenditures	(2,410)	(2,096)
Plus: Proceeds from the sale of property, plant, and equipment	363	1,280
Minus: Investment in unconsolidated joint venture	-	(100)
Minus: Payments on vendor-financed capital expenditures	-	(1,412)
Minus: Purchase of long-term investments (Rabbi Trust)	(479)	(526)
Effect of exchange rate changes on cash and cash equivalents	(91)	(169)
Free Cash Flow	$5,630	$3,577

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CULP Announces Results for Second Quarter Fiscal 2020

December 5, 2019

Reconciliation of Selected Income Statement Information to Adjusted Results
For Three Months Ended November 3, 2019
(Unaudited)

			November 3,
	As Reported		2019
	November 3,		Adjusted
	2019	Adjustments	Results
Net Sales	$72,619	$-	$72,619
Cost of Sales	58,516	-	58,516
Gross Profit	14,103	-	14,103

Selling, general, and administrative expenses	10,120	-	10,120
Restructuring credit	-	-	-
Income from operations	3,983	-	3,983

Interest expense	30	-	30
Interest income	(240)	-	(240)
Other expense	87	-	87
Income before income taxes	$4,106	$-	$4,106

Reconciliation of Selected Income Statement Information to Adjusted Results
For Three Months Ended October 28, 2018
(Unaudited)

			October 28,
	As Reported		2018
	October 28,		Adjusted
	2018	Adjustments	Results
Net Sales	$77,006	$-	$77,006
Cost of Sales (1)	63,680	(429)	63,251
Gross Profit	13,326	(429)	13,755

Selling, general, and administrative expenses (2)	10,103	(89)	10,014
Restructuring credit (3)	(1,061)	1,061	-
Income from operations	4,284	543	3,741

Interest expense	18	-	18
Interest income	(151)	-	(151)
Other expense	142	-	142
Income before income taxes	$4,275	$543	$3,732

(1)	The $429 represents a restructuring related charge of $270 for other operating costs associated with our closed Anderson, SC upholstery fabrics facility and a non-recurring charge of $159 for employee termination benefits and other operational reorganization costs associated with our mattress fabrics segment.
(2)	The $89 represents employee termination benefits and other operational reorganization costs associated with our mattress fabrics segment.
(3)
The $1.1 million restructuring credit represents a $1.1 million gain for the sale of equipment partially offset by a charge of $63 for employee termination benefits associated with the closure of our Anderson, SC upholstery fabrics facility.

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CULP Announces Results for Second Quarter Fiscal 2020

December 5, 2019

Reconciliation of Selected Income Statement Information to Adjusted Results
For Six Months Ended November 3, 2019
(Unaudited)

			November 3,
	As Reported		2019
	November 3,		Adjusted
	2019	Adjustments	Results
Net Sales	$147,466	$-	$147,466
Cost of Sales	119,998	-	119,998
Gross Profit	27,468	-	27,468

Selling, general, and administrative expenses	20,831	-	20,831
Restructuring credit (1)	(35)	35	-
Income from operations	6,672	35	6,637

Interest expense	39	-	39
Interest income	(490)	-	(490)

Other expense	174	-	174
Income before income taxes	$6,949	$35	$6,914

(1)	The $35 restructuring credit represents employee termination benefits associated with the closure of our Anderson, SC upholstery fabrics facility.

Reconciliation of Selected Income Statement Information to Adjusted Results
For Six Months Ended October 28, 2018
(Unaudited)

			October 28,
	As Reported		2018
	October 28,		Adjusted
	2018	Adjustments	Results
Net Sales	$148,479	$-	$148,479
Cost of Sales (1)	124,594	(1,994)	122,600
Gross Profit	23,885	(1,994)	25,879

Selling, general, and administrative expenses (2)	18,136	(89)	18,047
Restructuring credit (3)	(610)	610	-
Income from operations	6,359	(1,473)	7,832

Interest expense	38	-	38
Interest income	(301)	-	(301)
Other expense	399	-	399
Income before income taxes	$6,223	$(1,473)	$7,696

(1)	The $2.0 million represents a restructuring related charge of $1.6 million for inventory markdowns and $270 for operating costs associated with the closure of our Anderson, SC upholstery fabrics facility, as well as $159 for employee termination benefits and other operational reorganization costs associated with our mattress fabrics segment.
(2)	The $89 represents employee termination benefits and other operational reorganization costs associated with our mattress fabrics segment.
(3)	The $610 restructuring credit represents a $1.1 million gain for the sale of equipment partially offset by a charge of $513 for employee termination benefits associated with the closure of our Anderson, SC upholstery fabrics facility.

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